EXHIBIT A


WESTPOINT STEVENS
--------------------------------------------------------------------------------

Contact:   Lorraine D. Miller, CFA
           Senior Vice President - Investor Relations
           404.760.7180


                  WESTPOINT STEVENS REPORTS FOURTH QUARTER 2002
            SALES INCREASE OF 8% AND EPS OF $0.03 BEFORE CHARGES FOR
             RESTRUCTURING INITIATIVES; BREAKEVEN EPS AFTER CHARGES


WEST POINT, GA. (February 11, 2003) - WestPoint Stevens Inc. (OTCBB: WSPT) (www.westpointstevens.com) today reported results for the fourth quarter ended December 31, 2002.

The Company's net sales for the fourth quarter of 2002 increased 8% to $466.2 million compared with $431.8 million a year ago, with growth in sales of towels, sheets, and accessories. Net income for the fourth quarter of 2002, before charges associated with recently announced restructuring initiatives, was $1.3 million or $0.03 per diluted share compared with a net loss in the fourth quarter of 2001 before charges associated with the Eight-Point Plan of $0.04 per diluted share.

During the fourth quarter of 2002, WestPoint Stevens recognized a $1.4 million charge net of taxes for implementation of further restructuring initiatives versus a $0.8 million charge net of taxes last year. Including these charges, net income for the fourth quarter of 2002 was a loss of $0.1 million or $0.00 per diluted share compared with a net loss $0.05 per diluted share for the year ago period.

Operating earnings for the fourth quarter of 2002 were $38.1 million or 8.2% of sales compared with $35.0 million or 8.1% of sales for the same period in 2001, before charges associated with further restructuring initiatives of $2.2 million in 2002 and $1.2 million in 2001. The increased fourth-quarter results reflected the impact in 2002 of higher sales, lower raw material costs and a more normalized level of bad debts compared with the impact in the fourth quarter of 2001 of Kmart's bankruptcy filing. This was offset somewhat by the effects of increased promotional activity, increased royalties, a less favorable product mix, increased pension expense and under-absorbed overhead due to production curtailment.

Holcombe T. Green, Jr., Chairman and CEO of WestPoint Stevens, commented, "We are quite pleased with our performance in 2002. Our sales increased 2.6% for the year despite the challenges of a difficult retail environment. Through aggressive working capital management, which included a $28 million reduction in inventories, and improved sales and margin performance, we generated free cash flow that was used to reduce our total debt by $58 million. WestPoint Stevens has significant liquidity and is comfortable with achieving its financial covenants for 2003."

M.L. "Chip" Fontenot, WestPoint Stevens President and COO, added, "Our fourth-quarter results reflect the success of our efforts to strengthen our position with targeted key retail accounts through product innovation and superior servicing as well as lower costs through a combination of internal initiatives and sourcing. For 2002, our sourcing initiatives have resulted in a roughly 60% increase in sourced product, allowing WestPoint Stevens to continue to expand its product offering and increase market share."

                                     -MORE-

For 2002, annual sales increased 2.6% to $1,811.4 million versus $1,765.1 million in 2001. Operating earnings before charges for 2002 were $140.5 million or 7.8% of sales compared with $134.0 million or 7.6% of sales before charges associated with the Eight-Point Plan in 2001. Net income for 2002 was a loss of $1.0 million before charges of $11.7 million net of taxes versus a loss of $15.4 million before charges of $11.9 million net of taxes for 2001. The improvement reflects the impact of lower raw material costs and increased sales that more than offset increased promotional activity, increased royalties, increased pension expense, and under-absorbed overhead due to production curtailment. Fully diluted earnings per share increased to a loss of $0.02 in 2002 before charges associated with recent restructuring initiatives versus a loss in 2001 before charges associated with the Eight-Point Plan of $0.31. Including charges associated with recently announced restructuring initiatives, net income increased to a loss of $0.25 per fully diluted share for 2002 versus a loss in 2001 including charges associated with the Eight-Point Plan of $0.55 per fully diluted share.

Given increasing difficulty in predicting near-term results and management's belief that providing earnings guidance has resulted in investors focusing more on the short term thus increasing the volatility of its stock, the Company will no longer provide earnings guidance.

At 11:00 a.m. EST today, WestPoint Stevens will host a conference call to further elaborate on fourth-quarter 2002 results. This call may be accessed as a webcast by going to www.westpointstevens.com.

WestPoint Stevens Inc. is the nation's premier home fashions consumer products marketing company, with a wide range of bed linens, towels, blankets, comforters and accessories marketed under the well-known brand names GRAND PATRICIAN, PATRICIAN, MARTEX, ATELIER MARTEX, BABY MARTEX, UTICA, STEVENS, LADY PEPPERELL, VELLUX and CHATHAM - all registered trademarks owned by WestPoint Stevens Inc. and its subsidiaries - and under licensed brands including RALPH LAUREN HOME, DISNEY HOME, SANDERSON, DESIGNERS GUILD, GLYNDA TURLEY and SIMMONS BEAUTYREST. WestPoint Stevens is also a manufacturer of the MARTHA STEWART and JOE BOXER bed and bath lines. WestPoint Stevens can be found on the World Wide Web at WWW.WESTPOINTSTEVENS.COM.

Safe Harbor Statement: Except for historical information contained herein, certain matters set forth in this press release are "forward looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Such risks and uncertainties may be attributable to important factors that include but are not limited to the following: Product margins may vary from those projected; Raw material prices may vary from those assumed; Additional reserves may be required for bad debts, returns, allowances, governmental compliance costs, or litigation; There may be changes in the performance of financial markets or fluctuations in foreign currency exchange rates; Unanticipated natural disasters could have a material impact upon results of operations; There may be changes in the general economic conditions that affect customer practices or consumer spending; Competition for retail and wholesale customers, pricing and transportation of products may vary from time to time due to seasonal variations or otherwise; Customer preferences for our products can be affected by competition, or general market demand for domestic or imported goods or the quantity, quality, price or delivery time of such goods; There could be an unanticipated loss of a material customer or a material license; The availability and price of raw materials could be affected by weather, disease, energy costs or other factors. The information contained in this release is as of February 11, 2003. WestPoint Stevens assumes no obligation to update publicly any forward-looking statements, contained in this document as a result of new information or future events or developments.


                         FINANCIAL STATEMENTS TO FOLLOW


     507 West Tenth Street - Post Office Box 71 - West Point, Georgia 31833
                            www.westpointstevens.com

                             WESTPOINT STEVENS INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        THREE MONTHS ENDED DECEMBER 31,
                                            ----------------------------------------------------------------------------------------
                                                                2002                                          2001
                                            -------------------------------------------    -----------------------------------------
                                              PROFORMA     RESTRUCTURING                      PROFORMA    RESTRUCTURING
                                               BEFORE        AND OTHER                         BEFORE       AND OTHER
                                            RESTRUCTURING      ITEMS          ACTUAL       RESTRUCTURING      ITEMS       ACTUAL
                                            -------------  --------------   -----------    -------------  -------------- -----------
Net sales.................................    $ 466,187             $ -      $ 466,187        $ 431,809           $ -    $ 431,809
Cost of goods sold........................      368,571           1,395        369,966          331,656         1,199      332,855
                                            -------------  --------------   -----------    -------------  -------------- -----------
        Gross earnings (loss).............       97,616          (1,395)        96,221          100,153        (1,199)      98,954
Selling, general and administrative
   expenses...............................       59,535               -         59,535           65,169             -       65,169
Restructuring and impairment charge.......            -             762            762                -             -            -
                                            -------------  --------------   -----------    -------------  -------------- -----------
        Operating earnings (loss).........       38,081          (2,157)        35,924           34,984        (1,199)      33,785
Interest expense..........................       35,026               -         35,026           35,284             -       35,284
Other expense-net.........................          994               -            994            2,490             -        2,490
                                            -------------  --------------   -----------    -------------  -------------- -----------
        Income (loss) before income
           tax expense (benefit)..........        2,061          (2,157)           (96)          (2,790)       (1,199)      (3,989)
Income tax expense (benefit)..............          742            (777)           (35)            (978)         (432)      (1,410)
                                            -------------  --------------   -----------    -------------  -------------- -----------
        Net income (loss).................      $ 1,319        $ (1,380)         $ (61)        $ (1,812)       $ (767)    $ (2,579)
                                            =============  ==============   ===========    =============  ============== ===========



Basic net income (loss) per
   common share...........................       $ 0.03                            $ -          $ (0.04)                   $ (0.05)
                                            =============                   ===========    =============                 ===========
Diluted net income (loss) per
   common share...........................       $ 0.03                            $ -          $ (0.04)                   $ (0.05)
                                            =============                   ===========    =============                 ===========
Basic average common shares
   outstanding............................       49,681                         49,681           49,647                     49,647
        Dilutive effect of stock options
           and stock bonus plan...........            -                              -                -                          -
                                            -------------                   -----------    -------------                 -----------
Diluted average common shares
   outstanding............................       49,681                         49,681           49,647                     49,647
                                            =============                   ===========    =============                 ===========

                             WESTPOINT STEVENS INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       TWELVE MONTHS ENDED DECEMBER 31,
                                             ---------------------------------------------------------------------------------------
                                                                2002                                         2001
                                             -----------------------------------------   -------------------------------------------
                                               PROFORMA    RESTRUCTURING                    PROFORMA     RESTRUCTURING
                                                BEFORE       AND OTHER                       BEFORE        AND OTHER
                                             RESTRUCTURING     ITEMS        ACTUAL       RESTRUCTURING       ITEMS        ACTUAL
                                             ------------- -------------- ------------   --------------  -------------  ------------
Net sales..................................   $ 1,811,357            $ -  $ 1,811,357      $ 1,765,146            $ -   $ 1,765,146
Cost of goods sold.........................     1,406,190         11,594    1,417,784        1,373,151         13,653     1,386,804
                                             ------------- -------------- ------------   --------------  -------------  ------------
        Gross earnings (loss)..............       405,167        (11,594)     393,573          391,995        (13,653)      378,342
Selling, general and administrative
   expenses................................       264,650              -      264,650          258,007              -       258,007
Restructuring and impairment charge........             -          6,634        6,634                -          5,008         5,008
                                             ------------- -------------- ------------   --------------  -------------  ------------
        Operating earnings (loss)..........       140,517        (18,228)     122,289          133,988        (18,661)      115,327
Interest expense...........................       135,476              -      135,476          141,606              -       141,606
Other expense-net..........................         6,592              -        6,592           16,294              -        16,294
                                             ------------- -------------- ------------   --------------  -------------  ------------
        Loss before income
           tax benefit.....................        (1,551)       (18,228)     (19,779)         (23,912)       (18,661)      (42,573)
Income tax benefit.........................          (558)        (6,562)      (7,120)          (8,507)        (6,718)      (15,225)
                                             ------------- -------------- ------------   --------------  -------------  ------------
        Net loss...........................        $ (993)     $ (11,666)   $ (12,659)       $ (15,405)     $ (11,943)    $ (27,348)
                                             ============= ============== ============   ==============  =============  ============



Basic net loss per
   common share............................       $ (0.02)                    $ (0.25)         $ (0.31)                     $ (0.55)
                                             =============                ============   ==============                 ============
Diluted net loss per
   common share............................       $ (0.02)                    $ (0.25)         $ (0.31)                     $ (0.55)
                                             =============                ============   ==============                 ============
Basic average common shares
   outstanding.............................        49,667                      49,667           49,606                       49,606
        Dilutive effect of stock options
           and stock bonus plan............             -                           -                -                            -
                                             -------------                ------------   --------------                 ------------
Diluted average common shares
   outstanding.............................        49,667                      49,667           49,606                       49,606
                                             =============                ============   ==============                 ============


                             WESTPOINT STEVENS INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,                      DECEMBER 31,
                                                                     2002                              2001
                                                             ----------------------           -----------------------
ASSETS
Current Assets
     Cash and cash equivalents.......................                $ 1,096                           $ 3,170
     Accounts receivable.............................                107,751                           105,136
     Inventories.....................................                368,743                           397,192
     Prepaid expenses and other current assets.......                 33,111                            29,613
                                                             ----------------------           -----------------------
Total current assets.................................                510,701                           535,111

Property, Plant and Equipment, net...................                711,189                           749,326

Other Assets
     Deferred financing fees.........................                 25,883                            32,879
     Other assets....................................                  3,134                             4,243
     Goodwill........................................                 46,298                            47,288
                                                             ----------------------           -----------------------
                                                                 $ 1,297,205                       $ 1,368,847
                                                             ======================           =======================


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
     Senior Credit Facility..........................               $ 97,795                         $ 107,501
     Accrued interest payable........................                  3,949                             3,856
     Accounts payable................................                 57,357                            67,218
     Other accrued liabilities.......................                113,518                           114,466
                                                             ----------------------           -----------------------
Total current liabilities............................                272,619                           293,041

Long-Term Debt.......................................                1,515,000                         1,565,000

Noncurrent Liabilities
     Deferred income taxes...........................                158,244                           182,822
     Pension and other liabilities...................                156,989                           106,351
                                                             ----------------------           -----------------------
Total noncurrent liabilities.........................                315,233                           289,173

Stockholders' Equity (Deficit).......................               (805,647)                         (778,367)
                                                             ----------------------           -----------------------
                                                                 $ 1,297,205                       $ 1,368,847
                                                             ======================           =======================

                             WESTPOINT STEVENS INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  TWELVE MONTHS ENDED DECEMBER 31,
                                                                     ----------------------------------------------------------
                                                                             2002                                2001
                                                                     ---------------------               ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss...................................................          $ (12,659)                           $ (27,348)
     Adjustments to reconcile net loss to net
         cash provided by (used for) operating activities:
              Depreciation and other amortization...............             79,225                               83,920
              Deferred income taxes.............................               (979)                             (10,441)
              Changes in working capital........................             18,667                              (26,839)
              Other-net.........................................             10,940                               12,377
              Non-cash component of restructuring and
                   impairment charge............................              4,445                                    -
                                                                     ---------------------               ----------------------
Net cash provided by operating activities.......................             99,639                               31,669
                                                                     ---------------------               ----------------------


CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures.......................................            (46,231)                             (60,524)
     Net proceeds from sale of assets...........................              2,024                                1,253
     Purchase of business.......................................                  -                               (8,363)
                                                                     ---------------------               ----------------------
Net cash used for investing activities..........................            (44,207)                             (67,634)
                                                                     ---------------------               ----------------------


CASH FLOWS FROM FINANCING ACTIVITIES:
     Senior Credit Facility:
              Borrowings........................................            794,581                            1,231,132
              Repayments........................................           (854,287)                          (1,351,480)
     Trade Receivables Program..................................              2,200                               12,600
     Cash dividends paid........................................                  -                               (2,015)
     Proceeds from Second-Lien Facility.........................                  -                              165,000
     Fees associated with refinancing...........................                  -                              (16,269)
                                                                     ---------------------               ----------------------
Net cash provided by (used for) financing activities............            (57,506)                              38,968
                                                                     ---------------------               ----------------------
Net increase (decrease) in cash and cash equivalents............             (2,074)                               3,003
Cash and cash equivalents at beginning of period................              3,170                                  167
                                                                     ---------------------               ----------------------

Cash and cash equivalents at end of period......................            $ 1,096                              $ 3,170
                                                                     =====================               ======================
